Exhibit 99.1

News Release

Contact:
Jen Hartmann
Director, Public Relations
HartmannJenniferA@JohnDeere.com

Deere & Company Mourns Passing of Board Member Sherry M. Smith

MOLINE, Illinois (July 7, 2025) — Deere & Company sadly announces the recent death of Sherry M. Smith, a distinguished member of its board of directors.

Smith joined the Deere board in 2011, bringing with her a wealth of experience, insight, and dedication. She was the board’s lead director and also served on the Corporate Governance and Compensation committees. She was formerly executive vice president and chief financial officer at Supervalu Inc.

“Sherry's leadership, wisdom, and kindness have significantly impacted our organization. Her strategic vision and unwavering commitment to our company and stakeholders have helped steer Deere through numerous milestones and achievements,” stated John C. May, Chairman and CEO of Deere & Company. “Sherry's absence will be profoundly felt, and we extend our sincere condolences to her family.”

About John Deere:

Deere & Company (www.JohnDeere.com) is a global leader in the delivery of agricultural, construction, and forestry equipment. We help our customers push the boundaries of what’s possible in ways that are more productive and sustainable to help life leap forward. Our technology-enabled products including John Deere Autonomous 8R Tractor, See & Spray™, and E-Power Backhoe are just some of the ways we help meet the world's increasing need for food, shelter, and infrastructure. Deere & Company also provides financial services through John Deere Financial. For more information on Deere & Company, visit us at www.deere.com/en/news/.